Exhibit 3.58

FILED JUN 27 2007 SECRETARY OF THE COMMONWEALTH CORPORATIONS DIVISION

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CYTYC SURGICAL PRODUCTS, LIMITED PARTNERSHIP

Pursuant to the provisions of the Massachusetts Uniform Limited Partnership Act (the “Act”), the undersigned has duly executed this Certificate of Limited Partnership for the purpose of creating a limited partnership to be known as “Cytyc Surgical Products, Limited Partnership”:

1. Name of Partnership. The name of the limited partnership hereby created is “Cytyc Surgical Products, Limited Partnership” (the “Partnership”).

2. Business of Partnership. The general character of the business of the Partnership is to purchase, own, develop, improve, maintain, market, promote, publicize, distribute, sell, dispose of and otherwise deal with consumer products manufactured or otherwise acquired by Cytyc Corporation and its affiliates, and to conduct all activities related or incidental thereto or necessary, convenient, or appropriate in connection therewith as the General Partner may determine.

3. Office of the Partnership; Agent for Service of Process. The address of the Partnership required to be maintained in the Commonwealth of Massachusetts is c/o Cytyc Corporation, 250 Campus Drive, Marlborough, Massachusetts 01752. The name and address of the Partnership’s agent for service of process in Massachusetts are Cytyc Corporation, 250 Campus Drive, Marlborough, Massachusetts 01752.

4. General Partner’s Names and Business Addresses. The name and business address of the general partner of the Partnership are as follows:

Cytyc Corporation

250 Campus Drive

Marlborough, Massachusetts 01752

5. Date of Dissolution of the Partnership. The latest date on which the Partnership is to dissolve is December 31, 2057.

IN WITNESS WHEREOF, the undersigned, being the general partner of the Partnership, has duly executed this Certificate of Limited Partnership as of June 27, 2007.

CYTYC SURGICAL PRODUCTS, LIMITED PARTNERSHIP BY: CYTYC CORPORATION, ITS GENERAL PARTNER

By	/s/ Daniel J. Levangie
Daniel J. Levangie Executive Vice President